Exhibit 4.1
EXECUTION COPY
FIRST AMENDMENT TO SHAREHOLDER PROTECTION RIGHTS AGREEMENT
     THIS FIRST AMENDMENT TO SHAREHOLDER PROTECTION RIGHTS AGREEMENT (“Amendment”), dated as of the 16th day of August, 2007, by and between RARE HOSPITALITY INTERNATIONAL, INC., a Georgia corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A. as successor to SunTrust Bank, Atlanta (the “Rights Agent”), constitutes the First Amendment to the Shareholder Protection Rights Agreement, dated as of November 4, 1997, by and between the Company and SunTrust Bank, Atlanta (the “Rights Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Rights Agreement.
     WHEREAS, the Company, Surf & Turf Merger Corp., a Georgia corporation, and a wholly-owned subsidiary of Parent (as defined herein) (“Merger Sub”) and Darden Restaurants, Inc., a Florida corporation (“Parent”) have proposed to enter into an Agreement and Plan of Merger to be dated as of the date hereof (the “Merger Agreement”);
     WHEREAS, the Company desires to amend the Rights Agreement to render it inapplicable to the purchase by Merger Sub of shares of Common Stock pursuant to the Offer, (as defined in the Merger Agreement), the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement;
     WHEREAS, the Company deems the Amendment to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Amendment;
     WHEREAS, no Flip-In Date has occurred; and
     WHEREAS, Section 5.4 of the Rights Agreement permits the Company and the Rights Agent, at any time prior to the close of business on the Flip-In Date, to amend the Rights Agreement in any respect without the approval of the holders of Rights.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
     1. The Rights Agreement is hereby amended by:
          (a) Adding the following sentence at the end of the definition of “Acquiring Person” in Section 1.1 of the Rights Agreement:
“Notwithstanding any of the terms of the foregoing definition, neither Darden Restaurants, Inc., a Florida corporation (“Parent”), nor Surf & Turf Merger Corp., a Georgia corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), nor any Affiliate or Associate of Parent or Merger Sub, shall be or become an “Acquiring Person” as a result of (i) the execution, delivery, or performance of the Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), dated as of August 16, 2007, by and among Parent, Merger Sub, and the Company, (ii) the public announcement (A) of such execution, delivery or performance of the Merger Agreement, or (B) of the commencement of the Offer (as defined in the Merger Agreement), or (C) of the Merger (as defined in the Merger Agreement), or (D) of the other transactions contemplated by the Merger Agreement or (iii) the consummation of the Offer or the Merger or of the other transactions contemplated by the Merger Agreement.”
          (b) Deleting the definition of “Expiration Time” in Section 1.1 of the Rights Agreement in its entirety, and inserting the following:
“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the close of business on May 31, 2008, (iv) the time of a merger of the Company into another corporation pursuant to an agreement entered into prior to a Flip-In Date, and (v) the time immediately prior to the Appointment Time (as defined in the Merger Agreement).”
          (c) Adding the following sentence at the end of the definition of “Separation Time” in Section 1.1 of the Rights Agreement:
“Notwithstanding any of the terms of the foregoing definition, no “Separation Time” will occur as a result of (i) the execution, delivery or performance of the Merger Agreement, (ii) the public announcement (A) of such execution, delivery or performance of the Merger Agreement, or (B) of the commencement of the Offer (as defined in the Merger Agreement), or (C) of the Merger (as defined in the Merger Agreement), or (D) of the other transactions contemplated by the Merger Agreement or (iii) the consummation of the Offer or the Merger or of the other transactions contemplated by the Merger Agreement.”
          (d) Adding the following sentence at the end of the definition of “Stock Acquisition Date” in Section 1.1 of the Rights Agreement:
“Notwithstanding any of the terms of the foregoing definition, no “Stock Acquisition Date” will occur as a result of (i) the execution, delivery or performance of the Merger Agreement, (ii) the public announcement (A) of such execution, delivery or performance of the Merger Agreement, or (B) of the commencement of the Offer (as defined in the Merger Agreement), or (C) of the Merger (as defined in the Merger Agreement), or (D) of the other transactions contemplated by the Merger Agreement or (iii) the consummation of the Offer or the Merger or of the other transactions contemplated by the Merger Agreement.”
          (e) Adding the following sentence after the second sentence of Section 4.4 of the Rights Agreement:
“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company.”

          (f) Deleting the Rights Agent notice information in Section 5.9 of the Rights Agreement in its entirety and inserting the following:
Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Attention: Client Services
          (g) Adding the following new Section 5.19 to the Rights Agreement:
“Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”
          (g) Adding the following language to the end of Section 5.16 of the Rights Agreement:
“except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.”
     2. The term “Agreement” as used in the Rights Agreement shall mean the Rights Agreement, as amended by this Amendment, or as it may from time to time be amended in the future by one or more other written amendment or modification agreements entered into pursuant to the applicable provisions of the Rights Agreement.
     3. This Amendment shall constitute a certificate from the Company that this Amendment satisfies the terms of the first sentence of Section 5.4 of the Rights Agreement.
     4. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     5. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Georgia applicable to contracts made and to be performed entirely within such State.

     6. Except as expressly herein amended, the terms and conditions of the Rights Agreement shall remain in full force and effect.
[signatures on following pages]

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Shareholder Protection Rights Agreement to be duly executed as of the date first above written.

COMPANY: RARE HOSPITALITY INTERNATIONAL, INC.
By:	/s/ Philip J. Hickey, Jr.
	Name:	Philip J. Hickey, Jr.
	Its:	Chief Executive Officer

RIGHTS AGENT: COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Dennis V. Moccia
	Name:	Dennis V. Moccia
	Its:	Managing Director